                                                                   HBO & Company
FIRST QUARTER REPORT

To Our Stockholders

FOLLOWING A YEAR OF TREMENDOUS GROWTH, WE AT HBO & COMPANY KNEW WE HAD OUR WORK CUT OUT FOR US IN 1995. BUT SOLID FIRST QUARTER RESULTS HAVE HELPED US ON OUR WAY. HBOC REALIZED EARNINGS PER SHARE OF $.27 -- AN INCREASE OF 59 PERCENT OVER $.17 FOR THE FIRST QUARTER OF 1994 -- AND HAD REVENUE OF $90.7 MILLION, AN INCREASE OF 34 PERCENT OVER THE SAME PERIOD LAST YEAR.

These strong results were based on HBOC's STAR, Pathways 2000-TM- and TRENDSTAR[REGISTERED TRADEMARK] systems sales and installation activity, as well as increased maintenance revenue related primarily to the acquisition of IBAX Healthcare Systems. In addition, our Outsourcing Services Group signed a major outsourcing agreement with North General Services Corporation in New York City that included an Information Services Organization -- a new offering that provides services to the entire integrated health delivery network -- as well as a full range of software.

We also started out 1995 with an additional acquisition, furthering our efforts to build the most comprehensive enterprisewide clinical and financial solutions in the industry. In February, Advanced Laboratory Systems (ALS) of Eugene, Oregon, joined HBOC, which not only expanded our presence in the laboratory information systems market but also added commercial, hybrid and reference systems capabilities to the HBOC product portfolio. ALS had 1994 revenue of $17.3 million and approximately 135 customers representing some 250 laboratories in the United States and Canada. In March, we announced that we had signed a letter of intent to acquire Pegasus Medical, LTD, a physician-led Israeli software development company that has designed a computer-based patient record product for physicians that would work in combination with our existing Pathways Clinical Workstation.

Alliances among providers continue to spring up around the country, straining the information infrastructure. Even hospitals that are not part of a larger entity are recognizing that they must position themselves for whatever the future may bring. For HBOC the opportunities are tremendous, but the
competition remains great.   Though some information systems vendors are falling
by the wayside, new ones are entering the market -- all touting how they can better serve the information needs of healthcare.

Fortunately, many providers realize that there is wisdom in partnering with a company that has proven products and the ability to deliver new technology. They are choosing HBO & Company and trusting us to provide continued leadership in the information solutions industry.

Sincerely,


Charles W. McCall
President & Chief Executive Officer


April 24, 1995

                                                  HBO & Company and Subsidiaries
                                                            FINANCIAL STATEMENTS
                                         (000 OMITTED EXCEPT FOR PER SHARE DATA)

CONSOLIDATED STATEMENTS  OF INCOME - UNAUDITED
Three Months Ended March 31,


                                                        1995              1994
                                              ---------------------------------
                                              ---------------------------------
REVENUE                                        $      90,709     $      67,507
OPERATING EXPENSE:
   Cost of Operations                                 46,087            36,380
   Marketing                                          12,331             9,444
   Research and Development                            7,971             6,089
   General and Administrative                          8,955             6,733
                                              ---------------------------------
      Total Operating Expense                         75,344            58,646
                                              ---------------------------------
OPERATING INCOME                                      15,365             8,861
Other Income (Expense), Net                             (362)              138
                                              ---------------------------------
Income Before Provision for Income Taxes              15,003             8,999
Provision for Income Taxes                             6,001             3,571
                                              ---------------------------------
NET INCOME                                     $       9,002     $       5,428
                                              ---------------------------------
                                              ---------------------------------
EARNINGS PER SHARE:
   Primary                                     $        0.27     $        0.17
   Fully Diluted                               $        0.27     $        0.17
                                              ---------------------------------
WEIGHTED AVERAGE SHARES OUTSTANDING:
   Primary                                            33,412            32,779
   Fully Diluted                                      33,481            32,818
                                              ---------------------------------
CASH DIVIDENDS DECLARED PER SHARE              $        0.04     $        0.04
                                              ---------------------------------



      CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED

                                                                                    MARCH 31,      Dec. 31,
                                                                                      1995           1994
                                                                                  -----------------------------
ASSETS
- ------
CURRENT ASSETS:
   Cash and Cash Equivalents                                                       $      5,715   $      5,825
   Receivables, Net of $1,984 and $1,749 Allowance for Doubtful Accounts                101,934        101,457
   Current Deferred Income Taxes                                                          4,626          5,133
   Inventories                                                                            2,350          1,280
   Prepaids and Other Current Assets                                                     10,611          8,968
                                                                                  -----------------------------
      Total Current Assets                                                              125,236        122,663
                                                                                  -----------------------------
CAPITALIZED SOFTWARE, Net of $17,648 and $16,182 Accumulated Amortization                26,632         25,035
PROPERTY AND EQUIPMENT, Net of $63,748 and $ 61,166 Accumulated Depreciation             25,794         26,598
INTANGIBLES, Net of $4,705 and $3,482 Accumulated Amortization                           66,546         57,569
OTHER NONCURRENT ASSETS, NET                                                              2,652          2,012
                                                                                  -----------------------------
                                                                                   $    246,860   $    233,877
                                                                                  -----------------------------
                                                                                  -----------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
Current Liabilities                                                                $    124,817   $    131,382
Deferred Income Taxes                                                                    10,884          9,623
Long-Term Debt and Other Liabilities                                                      7,725          1,397
Stockholders' Equity                                                                    103,934         91,475
                                                                                  -----------------------------
                                                                                   $    246,860   $    233,877
                                                                                  -----------------------------
                                                                                  -----------------------------


The Notes to Consolidated Financial Statements, which are an integral part of these consolidated financial statements, can be found in the Company's Form 10-Q filed with the Securities and Exchange Commission.

                                                  HBO & Company and Subsidiaries
                                                            FINANCIAL STATEMENTS
                                                                   (000 OMITTED)
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
Three Months Ended March 31,

                                                                        1995                1994
                                                                   ----------------------------------
                                                                   ----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                                        $      9,002        $      5,428
                                                                   ----------------------------------
  Adjustments to Reconcile Net income to
  Net Cash Provided by Operating Activities:
    Depreciation and Amortization                                          5,364               3,469
    Provision (Credit) for Noncurrent Deferred Income Taxes                1,261                 (92)
    Changes in Assets and Liabilities:
      Receivables                                                            890             (10,808)
      Current Deferred Income Taxes                                          507                  59
      Inventories                                                         (1,070)                  -
      Prepaids and Other Current Assets                                   (1,582)             (1,713)
      Other Noncurrent Assets, Net                                          (748)                 93
      Current Liabilities                                                 (4,657)              8,705
    Other, Net                                                               243                (213)
                                                                   ----------------------------------
      Total Adjustments                                                      208                (500)
                                                                   ----------------------------------
      Net Cash Provided by Operating Activities                            9,210               4,928
                                                                   ----------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sale of Property and Equipment                                              39                   -
  Purchase of Facility                                                         -              (2,698)
  Capital Expenditures                                                    (1,554)               (972)



  Capitalized Software                                                    (2,635)             (2,109)
  Purchase of Businesses, Net of Cash Acquired                            (7,010)                  -
                                                                   ----------------------------------
    Net Cash Used in Investing Activities                                (11,160)             (5,779)
                                                                   ----------------------------------
    NET CASH USED BEFORE FINANCING ACTIVITIES                             (1,950)               (851)
                                                                   ----------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from Long-Term Debt                                            22,000                   -
  Proceeds from Short-Term Debt                                            8,000                   -
  Proceeds from Issuance of Common Stock                                   3,252               3,352
  Payment of Dividends                                                    (1,271)             (1,107)
  Repayment of Short-Term Debt                                           (13,000)                  -
  Repayment of Long-Term Debt                                            (17,141)                  -
                                                                   ----------------------------------
    Net Cash Provided by Financing Activities                              1,840               2,245
                                                                   ----------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            (110)              1,394
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                             5,825              25,777
                                                                   ----------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $      5,715        $     27,171
                                                                   ----------------------------------
                                                                   ----------------------------------

CASH PAID DURING THE PERIOD FOR:
  Interest                                                          $        681        $        258
  Income Taxes                                                      $      6,382        $      1,456


The Notes to Consolidated Financial Statements, which are an integral part of these consolidated financial statements, can be found in the Company's Form 10-Q filed with the Securities and Exchange Commission.

                                HBO & COMPANY
                            WAYS TO MANAGE CARE.
       301 PERIMETER CENTER NORTH, ATLANTA, GEORGIA 30346 - (404) 393-6000